Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Omnibus Incentive Plan of L.B. Foster Company, of our reports dated March 15, 2012, with respect to the consolidated financial statements of L.B. Foster Company and the effectiveness of internal control over financial reporting of L.B. Foster Company included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 15, 2012